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                                  EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS





We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 of Comprehensive Care Corporation and subsidiaries for the registration of 1,435,000 shares of Comprehensive Care Corporation's common stock and to the incorporation by reference therein or our report dated August 27, 1996, with respect to the consolidated financial statements of Comprehensive Care Corporation and subsidiaries included in its Annual Report (Form 10-K), as amended, for the year ended May 31, 1996, filed with the Securities and Exchange Commission.





                                       /s/ ERNST & YOUNG LLP


Orange County, California
November 8, 1996